       Exhibit 99.4

  JOINT FILER INFORMATION

Name:    John H. N. Fisher

Address:   2882 Sand Hill Road, Suite 150
    Menlo Park, CA 94025

Relationship to Issuer: 10% owner of issuer because Mr. Fisher is a managing director of the general partner of Draper Fisher Associates Fund IV, LP.

Designated Filer:  Draper Fisher Associates Fund IV, L.P.

Issuer and Ticker Symbol: Digital Impact, Inc.  (NASDAQ:DIGI)

Date of Event Requiring
Statement:   December 15, 2004

January 24, 2004

Date

 By: /s/ John H. N. Fisher
            -----------------------
  John H. N. Fisher

The reporting person disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.